Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in this Registration Statement of DCP Midstream Partners, LP on Form S-8 of our report dated April 20, 2007, relating to the consolidated balance sheet of DCP Midstream GP, LP as of December 31, 2006 appearing in the Current Report on Form 8-K filed under the Securities and Exchange Act of 1934 of DCP Midstream Partners, LP dated April 20, 2007.
/s/ Deloitte & Touche LLP
Denver, Colorado
April 20, 2007